Exhibit 99.1

Company Contact: Randy Keys, President and CFO (713) 935-0122 rkeys@evolutionpetroleum.com

Evolution Petroleum Announces Financial Results for Fiscal 2014

Houston, TX, September 9, 2014 - Evolution Petroleum Corporation (NYSE MKT: EPM) today reported operating highlights for the fiscal year (“FY14”) and fourth quarter (the "current quarter" or “Q4-14”) ended June 30, 2014 with comparisons to the quarter ended March 31, 2014 (the “previous quarter” or “Q3-14”) the quarter ended June 30, 2013 (the “year ago quarter” or “Q4-13”) and the fiscal year 2013 (“FY13”).

Highlights:

•	Initiated a common stock dividend, returning $9.7 million to shareholders to date;

•	Grew combined Delhi Field Proved and Probable reserve volumes at June 30, 2014 by 8%, to 22.6 million barrels of oil equivalent (“MMBOE”);

•
Reserve volumes were estimated using the operator’s more conservative development and operating plans which delayed the timing and magnitude of peak production, thus reducing combined Proved and Probable PV-10* and moving a portion of Proved reserves to the Probable category due to timing of projected development;

•	Reserve Life Index** for Proved Oil Reserves at Delhi Field increased to approximately 18 years;

•	Successfully installed GARP® technology on three wells as part of a previously announced contract;

•	Completed restructuring initiative to reduce overhead and better focus staff on core operations;

•	Earned $2.9 million or $0.09 per diluted share in fiscal 2014, after pre-tax restructuring and one-time charges of $2.7 million, on revenues of $17.7 million;

•	Earned $1.4 million or $0.04 per diluted share, in the fourth fiscal quarter, on revenues of $4.3 million.

Randy Keys, President and Chief Financial Officer, commented: “We are pleased to report that Delhi production remains steady and performed as expected during the year, particularly following the June 2013 fluid release event and subsequent remediation work by the operator that extended into December 2013. Due to the remediation work and our pending near term working interest reversion, the operator has not performed significant development work in the field since early calendar 2013. We anticipate that our 23.9% reversionary working interest in the Delhi Field should begin contributing substantially to financial results during the quarter ending December 31, 2014, and we expect the resumption of significant development expenditures at Delhi following reversion will result in production growth into the next decade.

“We continue to make progress with the marketing and commercialization of our GARP® business. Revenues from our previous installations grew during the year and our recent installations should begin contributing in the first quarter of fiscal 2015. More promising, our commercialization efforts and industry education initiatives appear to be bearing fruit, as evidenced by an increase in incoming calls from operators to discuss possible deployments.”
Robert Herlin, Chief Executive Officer, added “Moving into fiscal 2015, our strategy remains focused on increasing free cash flow generated from our foundation asset, the Delhi Field, for reinvestment back into growing total oil production volumes, commercializing our GARP® technology, that requires relatively little cash investment to grow, and expanding our returns to shareholders. We continue to be debt free at the end of FY-14. With the near term reversion at Delhi more than tripling our net revenue interest, multiplied by the projected doubling of gross sales volumes over the next decade due to scheduled capital expenditures, we believe that our current common stock dividend is not only sustainable, but that substantial growth in the dividend funded by free cash flow is a reasonable expectation.”

Financial Results for the Quarter Ended June 30, 2014
Revenues for Q4-14 were $4.3 million, essentially flat from the previous quarter. Quarterly net income to common shareholders was $1.4 million, or $0.04 per diluted share, a 91% increase from Q3-14’s $0.8 million, or $0.02 per diluted share.

Production expense declined 48% from Q3-14 to $0.2 million in the current quarter, and depletion, depreciation and amortization expense decreased 10% to $0.3 million. General and administrative expense decreased 34% to $1.5 million due to the ongoing cost reductions from the restructuring and the one-time charges in the prior quarter associated with the restructuring.
Compared to the year ago quarter, total revenues decreased 20% due to the June 2013 fluids release event in Delhi and the divestment of noncore properties. Earnings to common shareholders, however, increased 53% due primarily to non-recurring general and administrative expenses in the year ago quarter and lower operating costs in the current quarter, partially offset by the reduced revenues. Production expense in Q4-14 decreased 60% from the year ago quarter due primarily to reduced workovers and the divestment of noncore properties. General and administrative expense decreased 31% due to the effects of the current year restructuring program and lower stock compensation expense, compared to higher general and administrative expenses in the prior year quarter due to non-recurring expenses.
Delhi Field
Revenues for Q4-14 were essentially flat to the prior quarter. Total quarterly sales volumes in Q4-14 at Delhi were 441 barrels of oil ("BO") per day, a 4% decrease from the previous quarter due primarily to normal annual plant maintenance conducted during the current quarter. The average price of oil received was 2% higher at $103 per barrel.
Compared to the year ago quarter, revenues decreased 18% due to a 17% decrease in daily sales volumes and 1% lower oil price. Daily sales volumes decreased as a result of the June 2013 fluid release event, and the operator’s subsequent temporary suspension of development expenditures.
As previously disclosed, the operator of the Delhi Field reported a fluids release event in June 2013, comprised mostly of water, CO2, natural gas and a small amount of oil (the “June 2013 Event”). The operator further reported that remediation was essentially completed by the end of calendar 2013 and that gross total remediation costs and third party claims paid were approximately $120 million through June 2014. The operator charged these costs to the outstanding payout balance used to calculate the timing of our reversionary working interest. Consequently, the reversion of our working interest has been delayed from the fall of 2013 to late calendar 2014, according to the operator. We have disputed their position that these costs may be charged to the payout balance and filed a lawsuit during FY14 to reverse the charges, in addition to other breaches. The operator subsequently filed counterclaims.
Field production was reduced during FY14 due to the remediation work and a temporary delay in capital expenditures until after our working interest reversion occurs. The operator has stated its intention to restore capital expenditure levels to levels more consistent with those being made before the June 2013 Event following our reversion, including the installation of a recycle gas processing plant and expansion of the project to a substantial portion of the eastern half of the field.
Artificial Lift Technology
Revenues decreased 7% over the prior quarter to $140 thousand due primarily to a 24% decline in realized price per barrel of oil equivalent ("BOE") that more than offset a 20% increase in sales volumes to 35 BOE per day. The lower price per BOE was due to a higher level of natural gas in sales volumes, and the increase in sales volumes was due to better performance in the three previous installations that we operate. Lease operating costs decreased 61% to $82 thousand due to reduced workovers.
Compared to the year ago quarter, revenues increased 64% and daily sales volumes increased 201%, offset by a 45% lower price per BOE due to a higher content of natural gas and natural gas liquids in volumes sold. Lease operating expense correspondingly decreased 9%.
In FY14, we completed installation of the artificial lift technology in three non-operated wells, with at least two more wells scheduled in the near term. Two of the three wells are producing at commercial rates that are more than double the rates prior to installation. One of the three wells, which was not producing at commercial rates prior to installation, appears to have an obstruction in the lateral or a depleted reservoir that is severely restricting fluid production. We intend to pull the GARP® equipment out of that well and use it in a future installation with the same partner. These wells are from a previously announced joint venture agreement with a large independent operator.
Other Properties
Other properties, comprising those assets divested or scheduled for divestment, generated minimal revenues and sales volumes during the current and previous quarters while generating $102 thousand and $144 thousand, respectively, in lease operating expense. During the year ago quarter, these noncore properties generated $236 thousand in revenues on daily sales volumes of 39 BOE per day with $373 thousand in lease operating expense.

Financial Results for the Year Ended June 30, 2014

For fiscal 2014, net income to common shareholders decreased to $2.9 million, or $0.09 per diluted share, compared to $6.0 million, or $0.19 per diluted share, in fiscal 2013. Revenues decreased 17% to $17.7 million compared to fiscal 2013 due to a 22% decrease in production volumes to 487 BOE per day, partially offset by a 5.6% increase in blended product price to $99 per BOE. The decrease in 2014 volumes compared to 2013 resulted primarily from a decrease in Delhi oil volumes due to the June 2013 Event and reduced volumes from divested properties, primarily non-core assets in Giddings and South Texas.
For the full year, lease operating expenses decreased 14% to $6.50 per BOE primarily due to the divestiture of Giddings and South Texas producing wells. Depreciation and depletion expense decreased 5% to $1.2 million, or $6.71 per BOE, due to lower overall sales volumes, partly offset by higher projected future capital expenditures at Delhi for the proposed NGL recovery plant.
General and administrative expenses increased 12% over fiscal 2013 to $8.4 million primarily as a result of $1.4 million in non-recurring costs related to the exercise of substantially all of the Company’s outstanding stock options and costs associated with retirement of an officer. We also incurred $1.3 million in fiscal 2014 related to the corporate restructuring plans announced in November 2013.
Reserves as of June 30, 2014

Our independent reservoir engineer assigned the following reserves as of June 30, 2014:

	Oil MBO	NGL MBL	Gas MMCF	Equiv MBOE	PV-10 * (MM)
Proved Developed	7,798	—	—	7,798	$256.2
Proved Undeveloped	2,668	2,247	2,426	5,319	61.8
Total Proved (Delhi)	10,466	2,247	2,426	13,117	$318.0
Proved Developed (GARP®)	60	32	481	172	1.7
Total Proved Reserves	10,526	2,279	2,907	13,289	$319.7

Probable Developed	4,039	—	—	4,039	$79.8
Probable Undeveloped	3,381	1,735	1,873	5,428	56.1
Total Probable (Delhi)	7,420	1,735	1,873	9,467	$135.9

Possible Developed	1,628	—	—	1,628	$14.3
Possible Undeveloped	731	503	543	1,324	5.9
Total Possible (Delhi)	2,359	503	543	2,952	$20.2

*PV-10 is a non-GAAP measure that is reconciled below

Fiscal 2015 Capital Budget

The Company's capital budget for Fiscal 2015 at this time consists of investments targeted to the Delhi Field. The level and timing of our existing capital plan is dependent on the timing of reversion and the rate of spending by the operator, as may be later approved by us. Projected near-term Delhi capital expenditures consist primarily of a recycle gas processing plant, which is projected to cost approximately $15-17 million net to the Company and roll-out of the next phase of the CO2 project at Delhi Field, estimated to cost approximately $10 million net to Evolution. These costs will likely be incurred over portions of fiscal years 2015 and 2016. We do not currently expect significant capital expenditures related to GARP® installations, as we expect to provide more installations on a fee basis going forward. However, we may have opportunities to install GARP® on projects where we will bear all or part of the capital costs in exchange for compensation based on increased production. Fiscal 2015 capital expenditures are expected to be funded by cash flows from operations and existing working capital.

Earnings Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, September 10th at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss results. To access the call, please dial 1-877-300-8521 (U.S.), 1-412-317-6026 (International).

About Evolution Petroleum

Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets include interests in a CO2-EOR project in Louisiana's Delhi Field and a patented artificial lift technology designed to extend the life and increase ultimate recoveries of depletion drive oil and gas wells. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.evolutionpetroleum.com. Additional information regarding GARP® is available on the www.garplift.com website.

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity, timing of reversion of our Delhi working interest and related capital expenditures and forecasts of legal claims, prices, future revenues, income and cash flows, dividends and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Many factors could cause actual results to differ materially from those included in the forward-looking state statements.

Cautionary Note to U.S. Investors

The SEC’s current rules allow oil and gas companies to disclose not only Proved reserves, but also Probable and Possible reserves that meet the SEC’s definitions of such terms. We disclose Proved, Probable and Possible reserves in our filings with the SEC and in this press release. Our reserves as of June 30, 2014 were estimated by DeGolyer & MacNaughton (“D&M”), and reserves in the prior year are based on work by D&M, W. D. Von Gonten & Co., and Pinnacle Energy Services, LLC, all independent petroleum engineering firms. Estimates of Probable and Possible reserves are by their nature more speculative than estimates of Proved reserves and are subject to greater uncertainties, and accordingly the likelihood of recovering those reserves is subject to substantially greater risk.

* PV-10 of proved reserves is a pre-tax non-GAAP measure. The table below presents a reconciliation of PV-10 to the unaudited after-tax Standardized Measure of Discounted Future Net Cash Flows, which is the most directly comparable financial measure calculated in accordance with GAAP. We believe that the presentation of the non-GAAP financial measure of PV-10 provides useful and relevant information to investors because of its wide use by analysts and investors in evaluating the relative monetary significance of oil and natural gas properties, and as a basis for comparison of the relative size and value of our reserves to other companies’ reserves. We also use this pre-tax measure when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our Company. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the Standardized Measure as defined under GAAP, and reconciled below. Probable and possible reserves are not recognized by GAAP, and therefore the PV-10 of probable and possible reserves cannot be reconciled to a GAAP measure.

The following table provides a reconciliation of the PV-10 of our Proved Oil and Gas Properties to the Unaudited Standardized Measure of Discounted Future Net Cash Flows:

(Unaudited Supplemental Data)	For the Years Ended June 30,
	2014	2013
Estimated future net revenues	$671,972,966	$865,335,587
10% annual discount for estimated timing of future cash flows	(352,227,569)	(406,373,713)
Estimated future net revenues discounted at 10% (PV-10)	319,745,397	458,961,874
Estimated future income tax expenses discounted at 10%	(93,667,725)	(151,741,175)
Standardized Measure	$226,077,672	$307,220,699

** Reserve Life Index is a relative measure of the average life of a Company’s reserves calculated as the remaining reserves divided by the current rate of production. In our calculation we have used total Proved oil reserves divided by expected oil production in the first 12 months of the reserve report, calculated on a gross basis so as not to be affected by the timing of the working interest reversion. Natural gas and NGL reserves and production were not considered material or relevant for the purpose of this calculation as they are currently undeveloped. We believe that this measure is relevant to understanding and analyzing our reserve base and is useful to investors and analysts in comparing our company to others in the industry. This measure is not an absolute measure of the expected life of our reserves, nor is it intended to convey information about any specific event or time in the future.

- Financial Tables to Follow -

Evolution Petroleum Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2014	2013	2014	2013
Revenues
Delhi field	$4,163,463	$5,078,087	$16,908,666	$19,219,036
Artificial lift technology	140,295	85,367	623,332	375,063
Other properties	6,756	236,295	141,510	1,755,821
Total revenues	4,310,514	5,399,749	17,673,508	21,349,920
Operating costs
Artificial lift technology	82,509	90,701	609,221	390,238
Production costs - other properties	102,655	372,984	584,352	1,390,500
Depreciation, depletion and amortization	280,029	371,865	1,228,685	1,300,207
Accretion of asset retirement obligations	6,649	16,222	41,626	72,312
General and administrative expenses*	1,512,861	2,196,431	8,388,291	7,495,309
Restructuring charges**	(39,000)	—	1,293,186	—
Total operating costs	1,945,703	3,048,203	12,145,361	10,648,566
Income from operations	2,364,811	2,351,546	5,528,147	10,701,354
Other
Interest income	7,469	5,855	30,256	22,580
Interest (expense)	(18,392)	(16,445)	(69,092)	(65,745)
Income before income tax provision	2,353,888	2,340,956	5,489,311	10,658,189
Income tax provision	743,843	1,228,368	1,891,998	4,029,761
Net income attributable to the Company	1,610,045	1,112,588	3,597,313	6,628,428
Dividends on preferred stock	168,576	168,576	674,302	674,302
Net income attributable to common shareholders	$1,441,469	$944,012	$2,923,011	$5,954,126
Earnings per common share
Basic	$0.04	$0.03	$0.09	$0.21
Diluted	$0.04	$0.03	$0.09	$0.19
Weighted average number of common shares outstanding
Basic	32,604,532	28,615,511	30,895,832	28,205,467
Diluted	32,761,492	32,141,288	32,564,067	31,975,131

*
General and administrative expenses for the three months ended June 30, 2014 and 2013 include non-cash stock-based compensation expenses of $217,481and $391,943, respectively. For the years ended June 30, 2014 and 2013 included non-cash stock-based compensation expense was $1,352,322 and $1,531,745, respectively.

**	Restructuring charges for the year ended June 30, 2014 included non-cash stock-based compensation expense of $376,365.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	June 30, 2014	June 30, 2013
Assets
Current assets
Cash and cash equivalents	$23,940,514	$24,928,585
Certificates of deposit	—	250,000
Receivables
Oil and natural gas sales	1,456,146	1,632,853
Joint interest partner	—	49,063
Income taxes	—	281,970
Other	1,066	918
Deferred tax asset	159,624	26,133
Prepaid expenses and other current assets	747,453	266,554
Total current assets	26,304,803	27,436,076
Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties—full-cost method of accounting, of which $4,112,704 was excluded from amortization at June 30, 2013	37,822,070	38,789,032
Other property and equipment	424,827	52,217
Total property and equipment	38,246,897	38,841,249
Advances to joint interest operating partner	—	26,059
Other assets	464,052	252,912
Total assets	$65,015,752	$66,556,296
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$441,722	$769,099
State and federal taxes payable	—	233,548
Accrued liabilities and other	2,558,004	1,630,103
Total current liabilities	2,999,726	2,632,750
Long term liabilities
Deferred income taxes	9,897,272	8,418,969
Asset retirement obligations	205,512	615,551
Deferred rent	35,720	52,865
Total liabilities	13,138,230	11,720,135
Commitments and contingencies (Note 15)
Stockholders' equity
Preferred stock, par value $0.001; 5,000,000 shares authorized: 8.5% Series A Cumulative Preferred Stock, 1,000,000 shares designated, 317,319 shares issued and outstanding at June 30, 2014 and 2013, respectively, with a total liquidation preference of $7,932,975 ($25.00 per share)	317	317
Common stock; par value $0.001; 100,000,000 shares authorized; issued 32,615,646 shares at June 30, 2014, and 29,410,858 at June 30, 2013; outstanding 32,615,646 shares and 28,608,969 shares as of June 30, 2014 and 2013, respectively	32,615	29,410
Additional paid-in capital	34,632,377	31,813,239
Retained earnings	17,212,213	24,013,035
	51,877,522	55,856,001
Treasury stock, at cost, no shares and 801,889 shares as of June 30, 2014 and 2013, respectively	—	(1,019,840)
Total stockholders' equity	51,877,522	54,836,161
Total liabilities and stockholders' equity	$65,015,752	$66,556,296

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Years Ended June 30,
	2014	2013
Cash flows from operating activities
Net income attributable to the Company	$3,597,313	$6,628,428
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,272,778	1,341,055
Stock-based compensation	1,352,322	1,531,745
Stock-based compensation related to restructuring	376,365	—
Accretion of discount on asset retirement obligations	41,626	72,312
Settlement of asset retirement obligations	(315,952)	(90,531)
Deferred income taxes	1,562,807	2,512,978
Deferred rent	(17,145)	(17,146)
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	176,707	(289,506)
Receivables from income taxes and other	281,822	(189,813)
Due from joint interest partners	49,063	47,088
Prepaid expenses and other current assets	(480,899)	(33,121)
Accounts payable and accrued expenses	663,645	278,436
Income taxes payable	(233,548)	141,581
Net cash provided by operating activities	8,326,904	11,933,506
Cash flows from investing activities
Proceeds from asset sales	542,347	3,479,976
Development of oil and natural gas properties	(966,931)	(4,163,080)
Acquisitions of oil and natural gas properties	(59,315)	(755,194)
Capital expenditures for other equipment	(312,890)	—
Maturities of certificates of deposit	250,000	—
Other assets	(202,017)	(32,160)
Net cash used in investing activities	(748,806)	(1,470,458)
Cash flows from financing activities
Proceeds from the exercise of stock options	3,252,801	70,719
Acquisitions of treasury stock	(1,655,251)	(137,818)
Common stock dividends paid	(9,723,833)	—
Preferred stock dividends paid	(674,302)	(674,302)
Deferred loan costs	(63,535)	(16,211)
Tax benefits related to stock-based compensation	291,101	794,569
Other	6,850	32
Net cash provided (used) by financing activities	(8,566,169)	36,989
Net increase (decrease) in cash and cash equivalents	(988,071)	10,500,037
Cash and cash equivalents, beginning of period	24,928,585	14,428,548
Cash and cash equivalents, end of period	$23,940,514	$24,928,585

Our supplemental disclosures of cash flow information for the years ended June 30, 2014 and 2013 are as follows:

	Years Ended June 30,
	2014	2013
Income taxes paid	$755,941	$699,874
Non-cash transactions:
Change in accounts payable used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties	$(183,766)	$(1,535,322)
Oil and natural gas property costs attributable to the recognition of asset retirement obligations	$66,976	$65,575
Change in tax benefits related to stock-based compensation from adjustment of deferred income tax liability	$217,995	$—
Previously acquired company shares swapped by holders to pay stock option exercise price	$618,606	$—

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Years Ended June 30			%
	2014	2013	Variance	change
Delhi field:
Crude oil revenues	$16,908,666	$19,219,036	$(2,310,370)	(12.0)%
Crude oil volumes (Bbl)	164,224	180,658	(16,434)	(9.1)%
Average price per Bbl	$102.96	$106.38	$(3.42)	(3.2)%

Artificial lift technology:
Crude oil revenues	$414,270	$323,488	$90,782	28.1%
NGL revenues	115,172	16,661	98,511	591.3%
Natural gas revenues	93,890	34,914	58,976	168.9%
Total revenues	$623,332	$375,063	$248,269	66.2%

Crude oil volumes (Bbl)	4,115	3,476	639	18.4%
NGL volumes (Bbl)	3,460	432	3,028	700.9%
Natural gas volumes (Mcf)	26,105	10,531	15,574	147.9%
Equivalent volumes (BOE)	11,927	5,664	6,263	110.6%

Crude oil price per Bbl	$100.67	$93.06	$7.61	8.2%
NGL price per Bbl	33.29	38.57	(5.28)	(13.7)%
Natural gas price per Mcf	3.60	3.32	0.28	8.4%
Equivalent price per BOE	$52.26	$66.22	$(13.96)	(21.1)%

Artificial lift production costs	$609,221	$390,238	$218,983	56.1%
Production costs per BOE	$51.08	$68.90	$(17.82)	(25.9)%

Other properties:
Revenues	$141,510	$1,755,821	$(1,614,311)	(91.9)%
Equivalent volumes (BOE)	1,591	40,497	(38,906)	(96.1)%
Equivalent price per BOE	$88.94	$43.36	$45.58	105.1%

Production costs	$584,352	$1,390,500	$(806,148)	(58.0)%
Production costs per BOE	$367.29	$34.34	$332.95	969.6%

Combined:
Oil and gas DD&A (a)	$1,192,370	$1,255,209	$(62,839)	(5.0)%
Oil and gas DD&A per BOE	$6.71	$5.53	$1.18	21.3%

(a)         Excludes depreciation of office equipment, furniture and fixtures, and amortization of other assets of $36,315 and $44,998 for the years ended June 30, 2014 and 2013, respectively.